Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of August 10, 2017 (the “Effective Date”) between Brian Collins, having an address at 4 Home Farm, Honey Lane, Hurley, England (“Buyer”), and One Horizon Group, Inc., with an address at T1-017 Tierney Building, University of Limerick, Limerick, Ireland (the “Company”).

RECITALS:

A.    The Company owns all of the outstanding shares of capital stock (the “Shares”) of Abbey Technology GmbH, Horizon Globex GmbH, Horizon Globex Ireland Ltd and approximately 99.7% of the outstanding shares in One Horizon Group PLC (the Acquired Entities”).

B.    Buyer is the Chief Executive Officer, President and a member of the Board of Directors of the Company, and currently owed approximately $2,000,000 by the Company (the “Collins Debt”);

C.    The Company has agreed to sell the Shares to Buyer in consideration of Buyer’s release of the Company and the Excluded Entities from all obligations due to the Buyer and the Acquired Entities, and Buyer has agreed to purchase the Shares from the Company in consideration of Buyer’s release of the Company and the Excluded Entities from all obligations due to the Buyer and the Acquired Entities.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - DEFINITIONS

1.1          General. As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement).

1.2          “Affiliate” shall mean, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

1.3          “Agreement” shall mean this Stock Purchase Agreement, together with all Exhibits and Schedules annexed hereto, as the same may be amended, supplemented or modified from time to time.

1.4          “Acquired Entities” shall mean Abbey Technology GmbH, Horizon Globex GmbH, Horizon Globex Ireland Ltd and One Horizon Group PLC.

1.5          “Closing” or “Closing Date” shall have the meaning set forth in Section 4.1.

1.6          “Collins Debt” shall mean all amounts owed to Buyer by the Company and/or the Excluded Entities as of the Closing Date.

1.7          “Excluded Entities” shall have the meaning set forth in Section 2.2.

1.8          “Governmental Entity” shall mean any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

1.9          “Knowledge” - a Person will be deemed to have “Knowledge” of a particular fact or other matter if (a) such person is actually aware of such fact or other matter or (b) a prudent individual in the position of the Chief Executive Officer or Chief Financial Officer of the Company could reasonably be expected to become aware of such fact or other matter in the course of performing his duties on behalf of the Company.

1.10        “Law” shall mean, with respect to any Person, any U.S. federal, state or local, and any foreign national, state or local, law, statute, common law, ordinance, code, treaty, rule, regulation, order, ordinance, permit, license, writ, injunction, directive, determination, judgment or decree or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

1.11        “Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

1.12        “Ordinary Course of Business” shall mean the ordinary course of business of the Company on a consolidated basis consistent with past practice.

1.13        “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

1.14        “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same will not in any material respect interfere with the Buyer’s operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

1.15        “Stock Powers” shall mean the stock powers to be executed by the Company to effect the transfer of the capital stock of the Acquired Entities.

1.16        “Tax” or “Taxes” shall mean any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

1.17        “Tax Return” includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

1.18        “Transaction Documents” shall mean this Agreement, the Stock Powers, the General Releases to be executed and delivered by Collins, the Company, the Acquired Entities and the Excluded Entities, and the Resignation Letter.

ARTICLE II - SALE AND PURCHASE OF SHARES

2.1          Purchase and Sale of Shares. In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase, obtain and acquire from the Company, and the Company hereby agrees to sell, assign, transfer and convey to Buyer, on the Closing Date, all of the Company’s right, title and interest in and to the Shares, free and clear of all Security Interests, other than restrictions on transferability under securities laws.

2.2          Excluded Entities. For the avoidance of doubt, Buyer shall not acquire any right, title or interest in and to the shares of Global Phone Credit Ltd, One Horizon Hong Kong Ltd, Horizon Network Technology Co. Ltd, Suzhou Aishuo Network Information Co., Ltd, and any other of the Company’s Affiliates other than the Acquired Entities (the “Excluded Entities”).

ARTICLE III - PURCHASE PRICE

3.1          As consideration for the purchase of the Shares, Buyer shall:

(a)       Forgive the Collins Debt and enter into a general release in favor of the Company and the Excluded Entities, substantially in the form of Exhibit 3.1(a) (the “General Release”); and

(b)       Cause the Acquired Entities to execute and deliver general releases in favor of the Company and the Excluded Entities, and join this Agreement to confirm their obligations to indemnify the Company and the Excluded Entities as provided herein (collectively the “Purchase Price”).

ARTICLE IV- CLOSING

4.1          The closing for the purchase and sale of the Shares shall take place at the offices of counsel to the Company at 10:00 am on August 10, 2017, or at such other place and time mutually agreed to by the Buyer and the Company (the “Closing Date” or “Closing”), but in no event later than August 31, 2017 (the “Final Date”).

4.2          At the Closing, and as a condition thereto, Buyer will deliver or caused to be delivered to the Company:

(1)       a General Release in favor of the Company and the Excluded Entities;

(2)       the resignation of the Buyer from all positions held within the Company and the Excluded Entities, including as a member of the Board of Directors or similar body of the Company and the Excluded Entities (the Resignation Letter”);

(3)       a General Release by each Acquired Entity in favor of the Company and the Excluded Entities;

(4)       a certificate of the Buyer confirming the accuracy of the representations of Buyer herein as of the Closing Date; and

(5)       such other documents duly executed as reasonably requested by the Company.

4.3          At the Closing, and as a condition thereto, the Company shall deliver or cause to be delivered to Buyer:

(1)       certificates representing the Shares together with duly executed Stock Powers;

(2)       A General Release by the Company on behalf of itself and the Excluded Entities in favor of Buyer and each Acquired Entity

(3)       a Secretary’s Certificate as to the adoption of resolutions by the Board of Directors of the Company authorizing the execution, delivery and consummation of this Agreement;

(4)       a certificate of an officer of the Company confirming the accuracy of the representations of Company herein as of the Closing Date; and

(5)       such other documents duly executed as reasonably requested by the Buyer.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date:

5.1          Organization and Good Standing; Power and Authority. The Company is a corporation duly organized and validly existing under the laws of Delaware and the Acquired Entities are duly organized and validly existing under the laws of the jurisdiction of their registered office. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement. The Company has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, or will be, duly executed and delivered by the Company and constitutes the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors’ rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.2          Conflicts; Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws; (ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any Governmental Entity other than those required to be filed with the Securities and Exchange Commission; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to the Company.

5.3          Ownership. The Company is the record and beneficial owner of the Shares free and clear of all liens, claims and encumbrances. Upon payment of the Purchase Price, Buyer will acquire good and marketable title to the Shares, subject only to such liens thereon as may be created by Buyer.  The Shares, at the Closing, will be free and clear of all Security Interests, pledges, charges, claims, encumbrances and restrictions of any kind, except for restrictions on transfer imposed by federal and state securities laws.  None of the Shares are or will be subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to such Shares.  Except as provided in this Agreement, neither the Company nor any Acquired Entity is party to any agreement which offers or grants to any person the right to purchase or acquire any of the Shares or any capital stock of an Acquired Entity. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the Shares by Buyer (and/or assigns) impair, restrict or delay voting rights with respect to the Shares.

5.4          No Consents Required. No notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Company of this Agreement, or the taking of any action herein contemplated. To the Company’s Knowledge, no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which Company is party, is required in connection with the execution, delivery and performance by Buyer of this Agreement, or the taking of any action by the Company herein contemplated.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as of the date hereof and as of the Closing Date:

6.1          Power. Buyer is an individual with legal capacity to execute and deliver this Agreement and the Transactions Documents to which he is party and to consummate the transactions contemplated hereby.

6.2          Effect of Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents or the other agreements contemplated hereby, or the consummation of the transactions contemplated hereby or thereby, by the Buyer, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order under which the Buyer may be bound; or (b) violate any judgment, order, writ or decree of any court having jurisdiction over the Buyer. This Agreement and each other agreement contemplated hereby to be executed and delivered by the Buyer have been or will be prior to Closing duly executed and delivered by the Buyer and constitute or will constitute legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms.

6.3          Ownership. The Buyer is the owner of the Collins Debt free and clear of all Security Interests, liens, claims and encumbrances. No party has the right to receive any proceeds of the Collins Debt. Upon consummation of the transactions contemplated hereby, the Collins Debt will be deemed satisfied in full.

6.4          Governmental and Other Consents. No notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority, any lender or lessor or any other person or entity, is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the Transaction Documents or any other agreements contemplated to be executed and delivered by the Buyer hereby.

6.5          Independent Advice. Buyer has served as the Chief Executive Officer, President and a Director of the Company for more than three years and is thoroughly familiar with the operations of the Company. In addition, in connection with this Agreement Buyer has consulted with such legal, tax, investment and other advisors as he determined necessary or appropriate. Consequently, Buyer is acquiring the Shares “as is where is” with no representations or warranties of the Company except as expressly set forth herein.

6.6          Absence of Undisclosed Liabilities Related to Capital Stock. Buyer is not aware of any agreements obligating the Company to issue shares of its capital stock or warrants, or any promissory notes or other forms of indebtedness, not recorded in the books and records of the Company.

ARTICLE VII - COVENANTS

7.1          Operation of Business Until Closing. The Company agrees that, between the date of this Agreement and the Closing Date, the Company and the Acquired Entities will respectively operate the business of the Company and of the Acquired Entities in the Ordinary Course of Business.

7.2          Post-Closing Covenants; Further Assurances. The Company and Buyer covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of the other and without further consideration, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

7.3          Intercompany Agreements. The Company and the Acquired Entities agree that all agreements between or among, on the one hand, the Company and/or an Excluded Entity and, on the other hand, the Acquired Entities, and/or their Affiliates on the other hand, shall be terminated and be of no further force or effect as of the Closing Date.

ARTICLE VIII - AGREEMENTS REGARDING TAXES

8.1          Cooperation on Tax Matters. Buyer and the Company shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns with respect to the Company and Acquired Entities for taxable periods ending prior to the Closing Date and for the portion of any taxable period through the Closing Date and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Company shall retain all books and records with respect to Tax matters pertinent to the Company and Acquired Entities prior to the Closing date hereof and relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1          Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of twelve (12) months after the Closing Date (the “Warranty Period”) and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Company, as the case may be, in accordance herewith and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date.

9.2          Indemnification by Acquired Entities Subject to the provisions of Section 9.5 below, each of the Acquired Entities hereby covenants and agrees that it shall jointly and severally indemnify the Company and the Excluded Entities, and their respective directors, officers, affiliates and employees, and each of their successors and assigns (individually, a “Horizon Indemnified Party”), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, “Damages”) incurred by any Horizon Indemnified Party arising out of or related to (i) any claims made by the customers of the Acquired Entities set forth on Schedule 9.2.1 and the employees of the Acquired Entities set forth on Schedule 9.2.2 and (ii) any breach by Buyer of the representation contained in Sections 6.3 and 6.6.

9.3          Indemnification by the Company. Subject to the provisions of Section 9.5 below, the Company and each of the Excluded Entities hereby covenants and agrees that it shall jointly and severally indemnify Buyer and the Acquired Entities, and their respective affiliates, directors, officers and employees, and each of their successors and assigns (individually, a “Collins Indemnified Party”), and hold them harmless from, against and in respect of any and all Damages incurred by any Collins Indemnified Party arising out of or related to (i) the operations of the Company and any Excluded Entity and any breach by the Company of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation of the Company made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

9.4          Right to Defend. If a claim for indemnification shall involve a claim or demand by a third party against a Horizon Indemnified Party or a Collins Indemnified Party (referred to in this Section as an “Indemnified Party”), the Indemnified Party will give notice of the claim to the other party (the “Indemnifying Party”), which shall detail the nature, basis and amount of the claim (the “Notice of Third Party Claim”). The failure to provide a Notice of Third Party Claim shall only relieve the Indemnifying Party of its obligation to indemnify for such claim to the extent that it has been prejudiced by the failure to give the Notice of Third Party Claim. The Indemnifying Party may (without prejudice to the right of an Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims at its expense with counsel chosen and paid by it by giving notice (the “Election to Defend”) to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the Indemnifying Party may not settle such claims without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne by the Indemnifying Party; and, provided further, if the defendants in any action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying party has a conflict of interest, the Indemnified Party shall have the right to participate in such defense and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages.”. The Indemnified Party shall cooperate in the defense of any claim and make available pertinent information under its control If an Indemnifying Party does not give the Election to Defend as provided above, it will be deemed to have irrevocably waived its right to defend or settle such claims.

9.5          Limitation on Rights of Indemnification. Neither the Horizon Indemnified Parties nor the Collins Indemnified Parties shall have any right to indemnification under this Agreement or in any agreement executed pursuant thereto, unless and until the aggregate amount of any and all such indemnification claims made by such party under this Agreement exceeds $50,000 (the “Basket”). If Horizon Indemnified Party claims or Collins Indemnified Party indemnified claims exceed the Basket, such party shall be entitled to seek compensation for all Damages in excess of such amount.

9.6          Subrogation.

(a)       If an Indemnified Party receives payment or other indemnification from an Indemnifying Party, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the Indemnifying Party and to take any action reasonably required by such Indemnifying Party, at the expense of such Indemnifying Party, in enforcing such rights.

(b)       If an Indemnifying Party shall have paid an Indemnified Party for an indemnified claim or otherwise, and the Indemnified Party subsequently receives payment under insurance policies covering such claim, the Indemnified Party shall repay to the Indemnifying Party the amount of such prior payment made by the Indemnifying Party; provided, however, such repayment shall not exceed the actual amount received by the Indemnified Party under such policy, less all reasonable fees (including attorneys’ fees) incurred by the Indemnified Party in pursuing and collecting under such policy.

ARTICLE X - MISCELLANEOUS

10.1        Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

10.2        Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns, as well as the Acquired Entities and the Excluded Entities with respect to their obligations under Article IX of this Agreement and the provision of section 10.6. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and the Indemnified Parties or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.3        Assignment; Delegation. No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at Closing the Buyer may assign this Agreement to an entity controlled by him, without the prior written consent of the Company provided, however, the Buyer shall remain liable for the payment of the amounts due from it pursuant hereto. Any assignment or delegation in violation of this Section 10.3 shall be null and void.

10.4        Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

If to Company or any Excluded Entity, to the Company’s address set forth above, with a copy to: Eaton & Van Winkle LLP, 3 Park Avenue, 16th floor, New York, NY 10016, Attn: Vincent J. McGill, Esq. Phone: (212) 561-3604 (Direct)

or at such other address as the Company or any Excluded Entity may have advised the Buyer hereto in writing; and

If to the Buyer or any Acquired Entity, to the Buyer at his address set forth above or at such other address as Buyer or any Acquired Entity may have advised the Company in writing; and

All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next business day after the sending thereof (if by recognized overnight courier).

10.5        Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, statements, representations or promises, oral and written, among the parties hereto with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

10.6        Governing Law. This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

10.7        Severability. If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law, provided that as so enforced, each of the parties receives substantially all of the benefits contemplated hereby.

10.8        Transaction Taxes. The Company shall pay any sales or transfer taxes arising out of the transfer of the Shares.

10.9        Exhibits and Schedules. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression “this Agreement” includes such Exhibits and Schedules.

10.10      Press Releases and Public Announcements. The Company agrees that it will provide Buyer with a copy of any Form 8-K it intends to file regarding this Agreement or Buyer and agrees to reasonably consider any edits proposed by Buyer to such report. The Company further agrees that it will not make a Press Release regarding this Agreement or the Buyer without the Buyer’s agreement.

[Signatures are on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

One Horizon Group, Inc.	Brian Collins

/s/ Martin Ward	/s/ Brian J. Collins
By: Martin Ward	Brian Collins
Title: Chief Financial Officer

The undersigned parties are executing this Agreement solely to confirm their agreement to undertake their obligations under Section 7.3, Article IX and Section 10.6 of this Agreement.

Abbey Technology GmbH		Horizon Globex GmbH

By:	/s/ Brian Collins	By:	/s/ Brian Collins
	An Authorized Officer		An Authorized Officer

Horizon Globex Ireland Ltd		One Horizon Group PLC

By:	/s/ Brian Collins	By:	/s/ Brian Collins
	An Authorized Officer		An Authorized Officer

SCHEDULE 9.2.1

Customers of the Acquired Entities as to which the Acquired Entities provide indemnification

Active

1. Smart Communications [http://smart.com.ph]

2. Singtel Telecommunications [http://singtel.com]

3. Econet Wireless Zimbabwe [http://www.econet.co.zw]

4. Globecomm Systems Inc. [http://www.globecomm.com]

5. Borderless Hub Pte. Ltd. [http://www.borderlesshub.com]

6. Dome Telecom Ltd. [http://www.dometelecom.com]

7. Zhuoyitong Industrial Co. Ltd. [http://www.cullian.com]

8. AccessPlus Communications Ltd. [http://www.accessplusgh.com]

9. HIT Communications [http://www.hittelco.com]

10. AA Technology [http://aatechnology.net]

11. Fonmigo Ltd. [http://www.tepwireless.com]

12. WorldSIM [ http://cheaper-calls.com ]

Discontinued

1. PVV (Steven Qu) [http://www.pvvgroup.com]

2. Tribebuyer LLC (Graham Conran) [http://www.roamfrii.com]

3. Redshift Technology Ltd. [http://www.redshift-tech.com]

4. IEC Telecom [http://www.iec-telecom.com]

5. Top Up [http://www.topup.hk]

6. AND Group Plc [http://www.satcomglobal.com ]

7. KurayGeo Service Indonsesia

8. ICE Messaging Pte Ltd

9. X-Mobility

10. International Mobile Applications (IMA) AG

Subsidiary discontinued agreements

1. Horizon Latin America

2. Horizon Russia

3. Horizon India

SCHEDULE 9.2.2

Employees of the Acquired Entities as to which the Acquired Entities provide indemnification

SEAN CURTIN

KORNEL JANKOWSKI

XIAOMING (ANDRE JU)

ANDREW LE GEAR

HUGH LYNCH

SHILEI MAO

LIAM MCNAMARA

BRIAN QUINLIVAN

LUKASZ STARZAK

TAWNY WHATMORE

LI YUSEN

TIM LOVETT

PETER HALL